SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”), is made and entered into as of December 18, 2008, by and between Triangle Petroleum Corporation, a Nevada corporation (the “Company”) and Bank Sal. Oppenheim Jr. & Cie., (Switzerland) Ltd (the “Holder”).

WHEREAS, the Company and the Holder are parties to that certain Securities Purchase Agreement, dated December 28, 2005, (the “Purchase Agreement”), pursuant to which the Company issued to the Holder a Convertible Debenture, due December 28, 2008 in an aggregate principal amount of $2,500,000 (the “December Debenture”) and a Convertible Debenture, due January 23, 2009 in an aggregate principal amount of $2,500,000 (the “January Debenture” and together with the December Debenture, the “Debentures”); and

WHEREAS, as of the date of this Agreement, the outstanding amount of the Debentures is $6,102,396, which includes $5,000,000 in principal and $1,102,396 of accrued interest; and

WHEREAS, simultaneously with the execution of this Agreement, the following transactions are also taking place: a) the Company is entering into an amendment agreement with the Holder, pursuant to which the conversion price of the Debentures will be reduced to $1.40 and the Holder will convert $1,750,000 of Debentures and receive 1,250,000 shares of the Company’s common stock; b) the Company is entering into an amendment agreement with Centrum Bank AG (“Centrum”), pursuant to which the conversion price of convertible debentures issued pursuant to a securities purchase agreement dated December 28, 2005 will be reduced to $1.40 and Centrum will convert $1,750,000 of debentures and receive 1,250,000 shares of the Company’s common stock; and c) the Company is entering into a settlement agreement with Centrum for the settlement of the remaining convertible debentures  on the same terms and conditions as this Agreement; and

WHEREAS, the Holder has agreed to accept $3,250,000 from the Company (the “Settlement Amount”) for the final settlement of the Debentures; and

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms as set forth in the Purchase Agreement; and

WHEREAS, subject to the terms hereunder, the Company and the Holder have reached a full and final settlement for the settlement of the Debentures;

NOW THEREFORE, in consideration of the terms and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.           Incorporation of Preliminary Statements.  The preliminary statements set forth above by this reference hereto are hereby incorporated into this Agreement.

2.           Payment and Acceptance of Settlement Amount.  Within two (2) business days of execution of this Agreement, the Company shall pay Holder the sum of Three Million, Two Hundred Fifty Thousand Dollars and no Cents ($3,250,000). Holder agrees to accept the sum of Three Million, Two Hundred Fifty Thousand Dollars and no Cents ($3,250,000) from the Company.

3.           Release by the Holder.  Upon the receipt of the Settlement Amount, Holder releases and discharges the Company, the Company’s heirs, executors, administrators, parent company, holding company, subsidiaries, successors, predecessors, officers, directors, principals, control persons, past and present employees, insurers, agents, attorneys, and assigns (the “Company Releasees”) from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against the Company Releasees, that Holder or its heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this Release.

4.           Release by the Company.  Upon the payment of the Settlement Amount, the Company releases and discharges Holder, Holder’s heirs, executors, administrators, parent company, holding company, subsidiaries, successors, predecessors, officers, directors, principals, control persons, past and present employees, insurers, agents and assigns from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, against Holder, that the Company or its heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this Release.

5.           Representations and Warranties of the Company.  The Company hereby makes to the Holder the following representations and warranties:

i.           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith other than in connection with the Required Approvals.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

ii.           No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, any material agreement, credit facility, debt or other material instrument or other material understanding to which the Company is a party, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations); except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

6.           Representations and Warranties of the Holder.  The Holder represents and warrants as of the date hereof to the Company as follows:

i.           Authority.  The execution, delivery and performance by such Holder of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Holder.  This Agreement has been duly executed by such Holder, and when delivered by such Holder in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Holder, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

7.           No Interests.  The Company and Holder each warrant and represent that no other person or entity has any interest in the matters released herein, and that they have not assigned or transferred, or purported to assign or transfer, to any person or entity all or any portion of the matters released herein.

8.           Attorney Fees.  Each party shall be responsible for their own attorneys’ fees and costs.

9.           Acknowledgements.  All parties acknowledge and represent that: (a) they have read the Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by them has been actual and adequate.

10.           Entire Agreement.  This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral.  Each of the parties hereto acknowledges that neither any of the parties hereto, nor agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.

11.           Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holder.

12.           Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

13.           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

14.           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

15.           Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

16.           The Company hereby acknowledges and agrees that, notwithstanding anything to the contrary contained herein, each and all of the representation, warranties, covenants, undertakings and agreements herein made (collectively, the “Representations”) were made by the Holder as custodian on behalf of clients. Each and every one of the Representations made by the Holder as custodian on behalf of clients are made and intended not as Representations by the Bank or for the purpose or with the intention of binding the Holder, but are made on behalf of the clients of the Holder. In the case of damages that may be incurred by the Company in connection with any inaccuracy regarding any Representations contained herein, the Company hereby acknowledges and agrees that it will not claim or assert any claim against the Holder for any money damages or other remedies in any action and the Company hereby specifically waives the right to any money damages or other remedies from the Holder in connection with any Representation made herein.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement as of the date first set forth above.

TRIANGLE PETROLEUM CORPORATION

By: /s/ MARK GUSTAFSON
Name: Mark Gustafson
Title: Chief Executive Officer

BANK SAL. OPPENHEIM JR. & CIE., (SWITZERLAND) LTD

By: /s/ URS FRICKER
Urs Fricker
Director

By: /s/ BRUNO ACHERMANN
Bruno Achermann
Assistant VP

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